Exhibit 10.9

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) dated as of May 30, 2014 (the “Effective Date”), is by and between GrowGeneration Pueblo Corp., a Colorado Company with offices at 800 Westchester Avenue, Suite S-638, Rye Brook, NY 10573 (the “Company”) and Jason Dawson, an individual residing at 4687 State Hwy 69 Cotopaxi, CO 81223 (the “Executive”).

RECITALS

WHEREAS, the Company desires to employ the Executive and the Executive desires to gain employment with the Company, all upon the terms and provisions, and subject to the conditions, as set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual premises, covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt, and legal adequacy of which is hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1.            POSITION AND DUTIES.

(a)           Reporting. During the term of this Agreement (the “Employment Term”), the Company shall employ the Executive, and the Executive shall serve, as the Chief Operating Officer of the Company. The Executive shall report directly to the CEO of the Company.

(b)          Responsibilities. The services to be rendered by the Executive to the Company shall consist of the following:

(i)	Introduce the Company and its management to industry contacts, distributors and other key vendor relationships;

(ii)	Initiate, review and evaluate potential acquisition, development and new store opening opportunities for the Company;

(iii)	Review and render advise and services to the Pueblo Hydroponics stores, management and its’ employees;

(iv)	Advise and assist the Company and its management with inventory purchases and identifying new sources of inventory;

(v)	Advise the Company on strategic short term and long term planning for its current and future physical and online operations;

(vi)	Assist the Company to open new store locations;

(vii)	Promote the Company to existing and new customers and other businesses involved in the industry.

(viii)	Develop the company’s education program to attract new customers both online and in store.

(ix)	Assist in the development of the company’s e-commerce strategy.

(x)	Maintain the current management oversight and provide day to day reporting to the CEO as requested; and

(xi)	Assist and advise in the management/ownership transition. Included tasks are operation processes and procedures, training of the POS systems, purchasing and inventory management and controls, hiring and training of new hires, P and L and financial reporting as needed.

(c)           Devotion of Executive’s Time. The Executive shall devote substantially all of his business time, labor, skill and energy to conducting the business and affairs of the Company and to performing his duties and responsibilities to the Company. The Executive shall perform the Executive’s duties and responsibilities to the Company diligently, competently, faithfully and to the best of his ability. Executive may perform his duties from his home office in Cotopaxi Colorado.

2.            EMPLOYMENT TERM.

(a)           Initial Term. The initial term of employment shall be for a period of one year (the “Employment Term”), commencing with the date hereof, unless sooner terminated as provided in this Agreement. Each of the Executive and the Company at his or its sole discretion and without any reason, may elect not to renew this Agreement at the end of the initial term or any successive term.

(b)           Termination. Notwithstanding anything herein to the contrary, either the Company or the Executive shall have the right to cancel this Agreement for any reason or no reason without any liability to the other party. If the Executive’s employment shall be terminated, then the Company shall pay to the Executive any unpaid salary and benefits through the effective date of termination.

(c)           Vacation. The Executive shall have four weeks of vacation per year, the timing is subject to the approval of the CEO except on July 30 — August 15 2014 and every year thereafter the Executive will take vacation which will count as two weeks of the allowed four weeks per year.

3.            COMPENSATION.

(a)           Salary. The Company shall pay to the Executive for the services to be rendered by the Executive hereunder, a salary for the initial Employment Term under this Agreement at the rate of $75,000 per annum. The salary shall be payable in accordance with the Company’s regular policies, subject to applicable withholding and other taxes.

(b)           Grant of Options. The Executive has been granted options to acquire 100,000 shares of restricted stock of the Company pursuant to that Option Agreement dated May , 2014 (the “Option Agreement”) between the Executive and the Company. The disposition, vesting, transfer or sale of the Options granted in the Option Agreement is subject to the terms and conditions of the Option Agreement and the Company’s 2014 Equity Incentive Plan..

(c)           Expenses. The Company agrees promptly to reimburse the Executive for all reasonable and necessary business expenses, including without limitation, telephone and facsimile charges incurred by him on behalf of the Company in the course of his duties hereunder, upon the presentation by the Executive of appropriate evidence thereof.

4.            DEDUCTIONS AND WITHHOLDINGS. All amounts payable or which become payable to the Executive under any provision of this Agreement shall be subject to such deductions and withholdings as is required by applicable law.

5.            RESTRICTIONS RESPECTING CONFIDENTIAL INFORMATION, COMPETING BUSINESSES, ETC.

5.1           The Executive acknowledges and agrees that by virtue of the Executive’s position and involvement with the business and affairs of the Company, the Executive will develop substantial knowledge with respect to all aspects of the business, affairs and operations of the Company and will have access to significant aspects of the business and operations of the Company and to Confidential and Proprietary Information (as such term is hereinafter defined). The Executive acknowledges and agrees that the Company will be damaged if the Executive were to breach any of the provisions of this Section 5 or if the Executive were to disclose or make unauthorized use of any Confidential and Proprietary Information. Accordingly, the Executive expressly acknowledges and agrees that the Executive is voluntarily entering into this Agreement and that the terms, provisions and conditions of this Section 5 are fair and reasonable and necessary to adequately protect the Company and its interests and those of its shareholders.

5.2           For purposes of this Agreement, the term “Confidential and Proprietary Information” shall mean any and all (i) confidential or proprietary information or material not in the public domain about or relating to the business, operations, assets, financial condition, plans and/or prospects of the Company or any of its subsidiaries or any of its trade secrets and (ii) any other information, documentation or material not in the public domain by virtue of any action by or on the part of the Executive, the knowledge of which gives or may give the Company a competitive advantage over any entity not possessing such information. For purposes hereof, the term Confidential and Proprietary Information shall not include any information or material that (i) is or becomes known to the general public other than due to a breach of this Agreement by the Executive, or (ii) is or was known by the Executive other than by reason of disclosure to it by the Company.

5.3           The Executive hereby covenants and agrees that, while the Executive is engaged by the Company and thereafter, unless otherwise authorized by the Company in writing, the Executive shall not, directly or indirectly, under any circumstance disclose to any other person or entity any Confidential and Proprietary Information or fail to act so as to impair the confidential or proprietary nature of any Confidential and Proprietary Information.

5.4           While the Executive is engaged by the Company and for one (1) year after the Executive ceases to be an engaged by the Company, the Executive shall not, directly or indirectly, solicit to employ or employ for himself or others any employee of the Company who was an employee of the Company or any subsidiary of the Company as of the date of the termination of the Executive’s engagement with the Company or during the preceding six (6) month period, or solicit any such employee to leave such employee’s employment or join the employ of another, then or at a later time.

6.            GENERAL PROVISIONS

6.1           Publicity. The Executive agrees that it will not disclose, and will not include in any public announcement, the name of the Corporation or any of its officers, directors, employees or affiliates without the prior written consent of the Corporation.

6.2           Notices.  All notices required to be given under the terms of this Agreement shall be in writing and shall be deemed to have been duly given only if delivered to the addressee in person or mailed by certified mail, return receipt requested, to the address as included in the Corporation’s records or to any such other address as the party to receive the notice shall advise by due notice given in accordance with this paragraph. Any party hereto may change its or his address for the purpose of receiving notices, demands and other communications as herein provided, by a written notice given in the manner aforesaid to the other party hereto.

6.3           Benefit of Agreement and Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective executors, administrators, successors and assigns; provided, however, that Executive may not assign any of his rights or duties hereunder except upon the prior written consent of the Chief Executive Officer of the Corporation.

6.4           Applicable Law. IRRESPECTIVE OF THE PLACE OF EXECUTION OR PERFORMANCE, THE TERMS AND CONDITIONS OF THIS AGREEMENT SHALL BE INTERPRETED, GOVERNED BY, CONSTRUED, AND ENFORCED IN ACCORDANCE WITH AND UNDER THE LAWS OF THE STATE OF COLORADO APPLICABLE TO AGREEMENTS ENTERED INTO AND WHOLLY PERFORMED THEREIN WITHOUT GIVING EFFECT TO ITS CONFLICT OF LAWS PROVISIONS.

6.5           Captions. The captions appearing at the commencement of the sections hereof are descriptive only and for convenience of reference only and are not intended to be part of or to effect the meaning or interpretation of this Agreement.

6.6           Severability. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

6.7           Entire Agreement. This Agreement contains the entire understanding and agreement of the parties, and supersedes any and all other prior and/or contemporaneous understandings and agreements, either oral or in writing, between the parties hereto with respect to the subject matter hereof, all of which are merged herein. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, oral or otherwise, have been made by either party, or anyone acting on behalf of either party, which are not embodied herein, and that no other agreement, statement or promise not contained in this Agreement shall be valid or binding.

6.8           Amendments., Waiver. This Agreement may be modified, amended or waived only by an instrument in writing signed by the Company and the Executive. No waiver of any provision hereof shall be valid unless made in writing and signed by the party making the waiver. No waiver of any provision of this Agreement shall constitute a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.

6.9           Attorneys’ Fees. Should any party hereto institute any action or proceeding at law or in equity, or in connection with any arbitration, to enforce any provision of this Agreement, including an action for declaratory relief, or for damages by reason of an alleged breach of any provision of this Agreement, or otherwise in connection with this Agreement, or any provision hereof, the prevailing party shall be entitled to recover from the losing party or parties reasonable attorneys’ fees and expenses for services rendered to the prevailing party in such action or proceeding.

6.10         Headings; Counterparts. The headings contained in this Agreement are inserted for reference purposes only and shall not in any way affect the meaning, construction or interpretation of this Agreement. This Agreement may be executed in two (2) counterparts, each of which, when executed, shall be deemed to be an original, but both of which, when taken together, shall constitute one and the same document.

6.11         Further Assurances. The Executive shall execute and/or cause to be delivered to the Company such instruments and other documents, and shall take such other actions, as the Company may reasonably request at any time for the purpose of carrying out or evidencing any of the provisions of this Agreement.

6.12         Right to Legal Representation. The Executive represents and warrants that the Executive has read this Agreement and the Executive understands connection with the negotiation and execution of this Agreement and that the Executive has either retained and has been represented by such legal counsel or has knowingly and voluntarily waived his right to such legal counsel and desires to enter into this Agreement without the benefit of independent legal representation. The Executive acknowledges that Robinson & Cole LLP• is representing the Company in connection with this Agreement and that it is not representing the Executive in connection with this Agreement.

IN WITNESS WHEREOF, each of the Company and the Executive has executed this Agreement as of the date first above written.

GROWGENERATION CORP.

By:	/s/ Darren Lampert
Name: Darren Lampert
Title: CEO

EXECUTIVE

By:	/s/ Jason Dawson
Name: Jason Dawson